EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--99,

Defined Asset Funds (California, New Jersey, New York and Pennsylvania Trusts):
We consent to the use in this Registration Statement No. 33-62961 of our opinion dated January 18, 1996, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--99, Defined Asset Funds (California, New Jersey, New York and Pennsylvania Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.
DELOITTE & TOUCHE LLP
New York, N.Y.
January 18, 1996